UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   McGlashan, Rudolph A.
   200 East Broward Boulevard
   Ft. Lauderdale, FL  33301
2. Issuer Name and Ticker or Trading Symbol
   TresCom International, Inc.
   "TRES"
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   February 1997
5. If Amendment, Date of Original (Month/Year)
   February 1997
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other
   (specify below)
   Chief Operating Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person
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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock, par value $.0|02/22/|X   |-|15,165            |A  |$0.42      |204,867            |D     |--                         |
419                        |97    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Time based options (ri|$0.42   |--   |X   |-|-- 15,165  |A,D|(1) (|08/11|Common Stock|45,497 |--     |30,332      |D  |--          |
ght to buy)           |        |     |    |-|           |   |4)   |/05  |            |       |       |            |   |            |
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Time based options (ri|$12.00  |--   |--  |-|-- --      |A,D|(2) (|02/7/|Common Stock|40,000 |--     |40,000      |D  |--          |
ght to buy)           |        |     |    |-|           |   |4)   |06   |            |       |       |            |   |            |
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Time based options (ri|$7.50   |02/06|A   |V|35,000 --  |A,D|(3) (|02/6/|Common Stock|35,000 |--     |35,000      |D  |--          |
ght to buy)           |        |/97  |    | |           |   |4)   |07   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Of the 75,827 options originally granted, 20% of these options vested and became fully exercisable on each of
February 22, 1995 and February 22, 1996 and an additional 20% will vest and become fully exercisable on each
February 22 thereafter until all such options are fully vested and exercisable.
(2) These options vested and became fully exercisable as to 20% of such shares on February 7, 1997 and will vest and become fully exercisable as to an additional 20% on each anniversary thereafter until all such options are fully vested and exercisable.
(3) These options vest and become fully exercisable as to 20% of such shares on February 6, 1998 and as to an additional 20% on each anniversary thereafter until all such options are fully vested and exercisable.
(4) All options vest and become fully exercisable upon a change in control of the Company.
SIGNATURE OF REPORTING PERSON
/s/ Rudolph A. McGlashan
DATE
March 21, 1997